Calculation of Filing Fee Tables

FORM S-8
(Form Type)

EVENTBRITE, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.00001 par value per share	Rule 457(c) and Rule 457(h)	4,718,869(2)	$3.24(3)	$15,289,135.56	$0.0001531	$2,340.77
Equity	Class A common stock, $0.00001 par value per share	Rule 457(c) and Rule 457(h)	943,773(4)	$2.76(5)	$2,604,813.48	$0.0001531	$398.80
Total Offering Amounts					$17,893,949.04		$2,739.57
Total Fee Offsets							$—(6)
Net Fee Due							$2,739.57

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock (“Class A common stock”) that become issuable under the Registrant’s 2018 Stock Option and Incentive Plan (the “2018 Plan”) and the Registrant’s 2018 Employee Stock Purchase Plan (“2018 ESPP”) by reason of any stock dividend, stock split or similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of Class A common stock.
(2)	Represents shares of Class A common stock that were automatically added to the shares authorized for issuance under the 2018 Plan on January 1, 2025 pursuant to an “evergreen” provision contained in the 2018 Plan. Pursuant to such provision, the number of shares reserved for issuance under the 2018 Plan automatically increases on January 1st of each year by five percent (5%) of the total number of shares of the Registrant’s Class A common stock and Class B common stock (“Class B common stock”) issued and outstanding as of the immediately preceding December 31st or such lesser number of shares as approved by the Registrant’s board of directors or the Registrant’s compensation committee.
(3)	Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of $3.24 per share, which is the average of the high and low prices of Class A common stock on February 25, 2025, as reported on the New York Stock Exchange.
(4)	Represents shares of Class A common stock that were automatically added to the shares authorized for issuance under the 2018 ESPP on January 1, 2025 pursuant to an “evergreen” provision contained in the 2018 ESPP. Pursuant to such provision, the number of shares reserved for issuance under the 2018 ESPP automatically increases on January 1st of each year by the lesser of (i) 1,534,500 shares of Class A common stock, (ii) one percent (1%) of the total number of shares of Class A common stock and Class B common stock issued and outstanding as of the immediately preceding December 31st or (iii) such lesser number of shares of Class A common stock as approved by the Registrant's board of directors or the Registrant's compensation committee.
(5)	Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of 85% of $3.24 per share, which is the average of the high and low prices of Class A common stock on February 25, 2025, as reported on the New York Stock Exchange. Pursuant to the 2018 ESPP, the purchase price of the shares of Class A common stock reserved for issuance thereunder will be at least 85% of the lower of the fair market value of a share of Class A common stock on the first day of trading of the offering period or on the exercise date.
(6)	The Registrant does not have any fee offsets.